Exhibit 99.2

Sterling Construction Co., Inc.	STRL	Q2 2017 Earnings Call	Aug. 2, 2017
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PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Joseph A. Cutillo – President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Other Participants

William Newby – Analyst, D. A. Davidson & Co.

Robert Joseph Burleson – Analyst, Canaccord Genuity, Inc.

Sean D. Eastman – Analyst, KeyBanc Capital Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Sterling Construction Second Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host today, Ms. Jennifer Maxwell, Director of Investor Relations. Please go ahead, ma’am.

Jennifer Maxwell, Director-Investor Relations, Sterling Construction Co., Inc.

Thank you, Nathania. Welcome to Sterling’s second quarter 2017 earnings conference call. I’m pleased to be here today with Chief Executive Officer, Joe Cutillo, and Chief Financial Officer, Ron Ballschmiede.

We would like to begin this call with an overview of the company’s Safe Harbor language. Some of the discussion today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling’s most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

And now, I’d like to turn the call over to Joe Cutillo, Chief Executive Officer. Joe?

Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Jennifer, and good morning, everyone. First, I’d like to thank all of you for taking the time to listen to our call today. I would also like to welcome the new Tealstone employees to our Sterling family and thank all 2,000-plus employees for their hard work and dedication. Without them, we would not have been able to achieve the results in the second quarter.

During the second quarter, we continued to make significant progress, executing our strategy and transforming our company. We continued our focus on improving our Texas operations by taking out additional costs and further reducing its asset base. Our recent acquisition Tealstone was accretive in its first quarter of ownership and beat our internal expectations.

Sterling Construction Co., Inc.	STRL	Q2 2017 Earnings Call	Aug. 2, 2017
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Versus prior year, our revenues increased 30%, our backlog grew 14%, and our net income was up 97%. We had zero lost-time incidents in our wholly-owned subsidiaries. Our gross margin exceeded 10%. Our backlog mix of non-heavy highway grew 34%. And we ended the quarter with a cash balance of over – of $60 million.

We’re able to achieve all of this, while incurring $2.6 million in transaction and other one-time costs. Overall, I’m very pleased with what the Sterling team accomplished in the quarter, and excited about the opportunities that are ahead of us.

Now, I’d like to turn the call over to Ron Ballschmiede, our Chief Financial Officer, to discuss our results in more detail and provide you with our full-year outlook. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Thanks, Joe, and good morning, everybody. This has been a transformational quarter on several fronts, resulting in a few more comments from me than typical. So, let me get started. The most significant transformational event during the quarter was the completion of the Tealstone acquisition. From an overall management and reporting perspective, we moved from our historical single reporting segment presentation to two segments, Heavy Civil Construction and Residential Construction.

Heavy Civil Construction contains our historical single reporting segment, plus the commercial construction business of Tealstone. The Residential Construction segment includes Tealstone’s residential concrete foundations for single-family homes.

With that, let me get started, discussing our second quarter and the results by building on Joe’s backlog comments and providing a few additional details around our recent backlog trends. First, our backlog is entirely made up of heavy civil construction projects, our historical backlog, plus the acquired Tealstone commercial construction backlog. The acquired backlog was approximately $16 million. The gross margin of our acquired Tealstone backlog is consistent with that of our existing commercial projects.

Finally, backlog is not a meaningful operating characteristic for the Residential Construction business, as it focuses on high volume with a construction cycle of generally one to two weeks. Accordingly, there is no Residential Construction activity included in our reported backlog information. We will focus on Residential Construction revenue expectations as one of our key performance measures of the business.

At June 30, 2017, our Heavy Civil Construction backlog stood at $923 million, and our backlog for the comparable period of 2006 (sic) [2016] totaled $810 million, a year-over-year increase of 14%. Our total backlog at the end of the June 30th quarter, including projects where we were the apparent low bidder, but contracts were not yet signed, totaled $1 billion with an overall gross profit of 8.6%, up from $919 million with a gross profit of 8.4% at the end of the second quarter of 2016.

We saw slightly lower bid activity in the second quarter compared to historical trends, which resulted in a book-to-burn factor for the quarter of 91%. However, activity in June returned to historical run rates. Looking ahead, we are seeing improvements in the value of bid opportunities over the last half of the year. Even more important than the level of our backlog is the steady improvement of the embedded gross margin in backlog.

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One year ago, at June 30, 2016, the backlog margin was 7.8%. The backlog margin has increased each subsequent quarter and at June 30, 2017, the margin in backlog was 8.4%, a 60 basis point increase over the past year. We believe that this trend reflects progress made in pursuing our strategy of solidifying the base business, maintaining diligence around selecting the right projects to bid and increasing the adjacent markets portion of our backlog.

Revenues for the second quarter of 2017 were $246 million, $57 million higher than the second quarter of last year. Approximately $43 million of that revenue growth was from the acquired Tealstone businesses. The Tealstone results reflect the full three months of revenue from the residential business and only two months of revenue from the commercial business due to its longer financial closing cycle. Prospectively, both the residential and the commercial businesses will include a full three months in our quarterly results.

The remaining consolidated revenue increase of $14 million reflects our Heavy Civil Construction business growth of 7.5% over the comparable quarter of 2016. The increase is attributable to the ramp-up of our Utah construction joint venture projects and increased revenues in Texas, offset somewhat by lower revenues from our two 50% owned subsidiaries due to typical fluctuations in the timing of revenue for some of the large contracts.

Gross profit for the second quarter totaled $25.2 million, or 10.2% of revenues, compared to $16.1 million, or 8.5% of revenues, for the comparable period of 2016. The second quarter 2017 Heavy Civil Construction gross margin declined 30 basis points to 8.2% from the comparable 2016 quarter, reflecting the mix of revenues from the various business units. The inclusion of the acquired Residential Construction business increased our reported 2017 second quarter consolidated gross margin by 200 basis points.

Our general and administrative expense for the second quarter was $12.8 million, up from $8.7 million for the comparable 2016 quarter. Approximately $1.9 million of the year-over-year increase relates to the recurring G&A expense of Tealstone. Additionally, the 2017 quarter included approximately $700,000 of one-time costs relating to the acceleration of our former CEO’s unvested shares. Finally, the balance of the increase in G&A costs primarily includes increased recruiting and pre-bid contract costs in our Utah market.

Other operating expense was $4 million compared to $3.5 million in the second quarter of 2016. The increase was primarily due to a write-down of $900,000 of a Texas facility that is under contract to be sold in the third quarter. The sale of this facility reflects our continued focus to reduce operating costs of our Texas business. This increase in expense was offset by lower combined non-controlling interests and earn-out costs of $700,000.

Interest expense, including the loss on the early extinguishment of debt, totaled $3.7 million for the 2017 second quarter compared to the second quarter of 2016 of $812,000. The increase reflects the new $85 million term loan entered into at the beginning of the second quarter of 2017 to fund the cash portion of the Tealstone purchase price, including transaction and financing costs, the repayment of our old debt and providing cash for general corporate purposes.

Finally, our non-controlling owners interest in earnings of subsidiaries and joint ventures totaled $901,000 for the second quarter of 2017. The $381,000 increase over the second quarter of 2016 reflects higher level of 2017 activity of our Utah construction joint ventures.

The summation of all these items resulted in second quarter net income attributable to Sterling’s common stockholders of $3.7 million and a net income per diluted share of $0.13 compare to the second quarter of 2016 income of $2 million or $0.09 per share.

Importantly, these 2017 results include and were negatively impacted by non-recurring transactions and facility rationalization costs of approximately $2.6 million. These costs include acquisition-related costs of $200,000, $700,000 of accelerated stock-based compensation costs, the loss on the sale of a facility in Texas of $900,000; and a loss on extinguishment of our old debt of $800,000. Of the $2.6 million of charges, approximately $2.2 million were non-cash charges.

Sterling Construction Co., Inc.	STRL	Q2 2017 Earnings Call	Aug. 2, 2017
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By many measures, the Tealstone acquisition has been a quick success. One additional measure from a financial perspective is that for the second quarter, the results of the Tealstone business has been accretive to our net income per diluted share by approximately $0.07.

Turning to our balance sheet, we ended the quarter with a cash balance of $60 million compared to a cash balance of $37.1 million at the end of the 2017 first quarter. Approximately a third of that cash balance is attributable to our 50% owned subsidiaries, a third to our consolidated joint ventures, and a third represents our corporate cash balance.

Our debt totaled $89.2 million at June 30, 2017, primarily reflecting our five-year $85 million term loan entered into in early April to complete the Tealstone acquisition.

Our year-to-date revenues and net income are $400 million and $1.4 million, respectively. With our strong backlog and continuing sound business prospects of our Tealstone businesses, we reaffirm our previous full year guidance of revenues between $850 million and $880 million and net income attributable to common stockholders to be between $9 million and $11 million.

With that, I’ll turn it back to Joe.

Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Ron. Again, we are very pleased with the results of the second quarter as well as the progress we have made year-to-date. In the second half of the year, we will continue to hold fast to our three-phased strategy. Under the first phase, solidifying the base, we will continue to reduce the cost of our Texas business, we will remain disciplined at the bid table and we’ll continue to look for ways to optimize our asset base and business lines.

For the second phase, growing our high margin products, we will continue our focus on diversifying and growing our mix of non-heavy highway backlog. We will take the next steps in building out our airport team and begin leveraging the Tealstone acquisition for commercial business in Texas and the surrounding states.

The last phase, expansion into the adjacent markets, we will add resources to the Tealstone Residential business to begin preparations for the 2018 expansion into other markets while making sure we take full advantage of the rapidly growing Dallas market.

For full year, we are maintaining our guidance of $850 million to $880 million in revenue and $9 million to $11 million in net income.

With that, we’d be happy to take your questions.

Sterling Construction Co., Inc.	STRL	Q2 2017 Earnings Call	Aug. 2, 2017
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Bill Newby with D. A. Davidson. Please proceed with your question.

<Q – Bill Newby – D. A. Davidson & Co.>: Good morning, guys. Thanks for taking my question. And congrats on the great quarter.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you.

<Q – Bill Newby – D. A. Davidson & Co.>: So just a couple of questions on Tealstone and this new segment. I guess, can you remind us real quick what type of seasonality we’ll see from that business as we move through the rest of the year, both from a revenue perspective and from [ph] that op (16:34) line perspective as well?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I’ll give you some general color on the seasonality of the business and then Ron can give some more specifics on the numbers. There is a slight seasonality in the business, as you would expect, going into the winter months just related to – we still have freezing temperatures in Dallas and they came for through the entire time. However, the seasonality of the Tealstone business is not as dramatic as the seasonality of our heavy highway business in the markets we’re in right now.

Ron, do you want to touch on, on how that lays out from a revenue perspective?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. There’s really some known and some unknowns in the whole picture. Of course, heavy rains in Dallas will slow down pouring or eliminate pouring slabs and that, of course, eliminates some days out of the process if that were to continue. And then as you might guess, while the big homeowner move-in dates are typically in late summer/fall, there is a peak of activity in the second and third – end of the first and second quarters, sometimes in the third quarter. However, we’re also dealing with a rainy season and high peak levels, which of course need to be paid attention to when you are posting several days over 100 degrees up there. So [ph] to live that (18:01) while there is some seasonality on the other side, on the freeze side, I think the variation is probably 10% revenue kind of number peak to trough from the average anyways. So not nearly what we see in some of the snowbound restrictions in our heavy civil side of the business.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: One of the things we really like about the business is we see it actually helping smooth out some of the seasonality of our traditional heavy highway business, even though it still has some seasonality to it.

<Q – Bill Newby – D. A. Davidson & Co.>: And, I guess, a similar question on the margin lines as well, as you move through the winter month.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. The wonderful thing about this business is it has very minimal fixed costs, so not a big variation on volumes. They’ll get hurt a little bit when you can’t work, but those kind of get spread out around the year. So I wouldn’t look for nearly the – what drives our core business was the lack of utilization of the equipment in the slow months and that just knocks the devil out of GP. They don’t really have that phenomenon.

<Q – Bill Newby – D. A. Davidson & Co.>: Okay. That’s helpful. And then just one more, if I could. Joe, you kind of, I mean, talked about it in the past. I mean, how much these homeowners kind of are pushing you guys to expand that Tealstone business down to Houston. I mean, with one quarter under your belt, are you starting to look at them more seriously yet or can you just kind of give us an update maybe on that outlook?

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<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. We certainly are. And the good news is we have great customer response and desire for us to expand, but we want to make sure that in the second half of this year we’re starting to add resources and we’re going to actually move a couple of our young high potentials from our existing businesses up to the Tealstone business. To learn that business, we want to make sure that we replicate that model exactly as we’re doing it in Dallas so that the customers have the same experience and the same desire to grow with us. So we think that in early 2018 we would start it and I think the thing that everybody has to understand is you don’t go from 0 to 100 overnight. You start with a few homes and then you start with a development and you kind of build from there and we see that starting in early 2018.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Joe, it might be helpful to talk about the runway that we’re enjoying in Dallas.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I think, in parallel, we’ve been pleasantly – we are very happy with the continued growth in the Dallas market, which is that market alone is growing at kind of 12% to 13% right now. And we don’t see that slowing down. So we want to make sure first we don’t lose any momentum and take care of the customers in Dallas while we’re building out those capabilities to expand.

<Q – Bill Newby – D. A. Davidson & Co.>: Okay. Thanks a lot. I’ll hop back in queue.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thanks.

Operator: Our next question comes from Bobby Burleson with Canaccord. Please proceed with your question.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Hey, good morning, and congratulations on the nice results.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: So, I was just curious, looking at the funding environment, Texas, California and Utah all have some nice recently passed bills and propositions. Wondering if you – what the timing is of you guys seeing that kind of flow through and the opportunities that you guys see, is there a second half inflection at all in terms of bid volume based on those initiatives?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. Let’s start with Texas. Texas is actually behind their normal bid schedule. They lay out at the beginning of the year the schedule of all the projects. They have been behind. So we anticipate kind of a catch-up set of activity between now and the end of September for Texas.

California, I don’t think we’re going to see any real impact the bid activity increasing or the – all the propositions really start hitting until late 2017, early 2018. Utah and Colorado, we have really seen – in the first quarter, we saw a tremendous amount of impact at the bid and [ph] letting (22:39) table related to the propositions of the [ph] bonds that were raised (22:42) there. And we see a tremendous amount of activity in the third and fourth quarter as well. So we’re working on several very nice projects in both Utah and Colorado.

So, Texas, the money is there, they’re behind on releasing. California, I think we still got six months before we really see the momentum pick up there. Utah, Colorado, it’s happening, it’s big in the first quarter, it’ll be big in either late third or early fourth quarter of this year.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay, great. Great. And then just curious about some of the efforts using Tealstone to enhance margins on your Texas roadwork. Wondering how soon you expect some of that capability with curved sidewalks, et cetera, to start to weigh in on your ability to improve margins there.

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<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I’ll tell you, in all honesty, with the growth in the Dallas market and the opportunities to expand that Residential business, that’s what we’re focusing on first and there’s no detriment to our Texas projects. That’s all upside. But that’s literally where we’re focusing first and we think we would get the biggest return on the dollars [indiscernible] (24:02).

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: And so, is that something that you see more as a late 2019 opportunity or kind of what’s the timing do you think it’d be?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: I think as we get into – yeah, I think in kind of middle of 2018, we’ll start spending more time on that. I’d like to get the resources in that business to expand into the Houston market or other market first and then we’ll work on that other element.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay. And in terms of resources, I know capital outlays are low for investing in this particular area of growth, but are there some costs that will front – and incremental costs that will front run your expansion in 2018 on Tealstone?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Really insignificant cost. If you think of it, the nice thing if Houston is the next market, we certainly have yard space and all of that available for Tealstone to use, so we have no incremental costs there. If we had to, we could provide office space as well. And from a capital outlay, very, very insignificant. We’re talking a couple hundred thousand dollars, not anything with $1 million in front of it.

<Q – Bobby Burleson – Canaccord Genuity, Inc.>: Okay. Great. Thank you.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Thank you.

Operator: [Operator Instructions] Our next question comes from Sean Eastman with KeyBanc. Please proceed with your question.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Hi, team. Big congrats on a really solid performance this quarter. I just wanted to start out on the 2017 outlook. Obviously, the 2Q results were ahead of our expectations, but it sounds like they’re quite a bit better than you guys were anticipating as well. So I’m just wondering exactly what it was. It sounds like it was Tealstone, but exactly what it was that was so much better than you thought and maybe if you could characterize what you’re being conservative around in the second half of the year given the intact 2017 guidance.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Sure, we’ll gladly do that. Ron, you want to give some color on the quarter and the year?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. I think we were pleasantly surprised at the speed of which particularly the residential side was up and running using their own – their historical systems, but overlay some of the Sterling requirements that we have as a public company. We had thought that we would not be able to pick up a three months – full three months of residential revenues and we were very pleasantly surprised that the quality of the close and the speed of the close of that side of the business [ph] taken it in (26:54) and that helped certainly the quarter.

And I think on the commercial side, we are really just in the middle of the integration side and we’ll be putting in some – our systems there at some point in time this year and, hopefully, by the end of the year we’ll get back on sync with the quarterly close. I think beyond that, we certainly hit or beat our expectations a little bit on the traditional business side. Across the board, each of our units did well, everybody made money in the quarter, so that’s important. And those are kind of the classic things.

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I think as we look at our guidance going forward and we do the math and do the plugs, one quarter with Tealstone in it and a nice quarter to lead off the year – well, the second quarter is great. The big turning – the big number we’re looking for is the third quarter. It is anticipated to be our strongest as is typical, we see no slowdown in the Tealstone side. As a matter of fact, they will probably peak in the third quarter also and then fourth quarter.

So, we don’t want to move the numbers until we get beat on that. We had a couple of weeks of rain, that has big impact. So, I think we’re pretty satisfied with the range. I think we can get to the upper end of it with the right weather patterns and everything else, and if it changes in the third quarter we’ll certainly update you on that.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay. Great. That’s fair. And then, just as we look at Tealstone, it sounds like it’s tracking ahead of expectations in terms of what the earnings power can be around both the core markets and some of these – in the newer markets you’re looking to expand into. So, it may be early, but if you could characterize how you’re thinking about the earnings accretion potential into 2018 from Tealstone, that’d be really helpful.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Well, I do think it’s early. I think we are going to see – in 2018, we’ll see the Texas market grow double digits, so call it 10% to 12% in that market. It will be what is the ramp-up speed and that is a little tricky for us now on the new market, because we have never done it, right. So, we know we’re not going to go from zero to 100 miles an hour overnight. We are probably going to take the ramp-up speed a little slower than maybe everybody would like. But again, it’s critical for us that we get the model right and we take care of the customers better than anybody else, because that’s what Tealstone does and we don’t want to jeopardize that.

So, we will – I will promise you, we will go as fast as we can next year with the new market, but we won’t outpace our capabilities in our customers’ desires. So, that’s the part that gets a little tricky for us, Sean. The Dallas market we feel very good, you want to put 10% to 12% of growth for next year, that’s very doable for us. It’s just how fast we can ramp up that other piece. The margins in Dallas should stay relatively consistent as we go into next year, and the margins should be close in the new market.

Sometimes, it takes a little bit more – not the – the margins wouldn’t start out on par, but you’re inefficient when you go into a new market. So, we’re going to have to have a foreman and crews and all that stuff and if those crews’ capacities and foremen’s capacities are to do 10 houses a week and we start out with two, we still have to have the same number of people. So, you’ll see those margins ramp up as we build the volume as well, but we don’t see that the Houston market or the next market would be half or double the existing margins that we’re seeing in Dallas.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Okay. That’s helpful. And then shifting over to the bidding activity, it sounds like the nuances this quarter were very transitory and we’re back on track for solid growth and activity levels in the traditional heavy highway business. Just wondering about the pricing you’re seeing, it seemed like the kind of projects awarded this quarter were sort of similar margins to last quarter, and just wondering how you’re thinking about the trajectory towards that 10% to 12% bid margin range that you’ve discussed in the past.

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. I think we saw the bid margins for the quarter up in the high-9s in total. I’ll tell you it’s kind of staying around that mid to high-9% range right now. For us to get to that 12%, that’s where we’re really focused on driving the mix of backlog away from heavy highway. Again, we’re not running from heavy highway, we’ll continue to grow in that market. But we’re going to be selective in that market, and make sure we’re maximizing the margins.

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I will tell you that we saw [ph] good margins from them (32:25) early on. I’ve been surprised especially in the Texas market that with all of the work that TxDOT is coming out with, that it still remains extremely competitive, and we have some less sophisticated competitors out there that don’t really watch their pricing models like they should; and frankly, if they can allow to judge very inexpensive, and we’re not going to do that. We’re just going to stay focused, pick the right ones and move on. But we watch it every quarter, we’re watching what the market is, how much we’re leaving on the table, how much we’re winning by, and we will continue to adjust that up every chance we get.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Thanks, Joe. And then just lastly from me, just curious about what you guys were involved with in terms of the cost rationalization in Texas during the quarter. And what’s left to do there in terms of the restructuring? Just trying to think about where the margin profile of the business is today, and where you think you guys can take that with further restructuring?

<A – Joe Cutillo – Sterling Construction Co., Inc.>: Yeah. Ron, you want to handle that?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. The major step this quarter, the end of the process was to do the facility transactions. So, as you might guess, moving to more of a hub-and-spoke type operation where a lot of the equipment, et cetera is going to be based, more focused in Houston and moved around, but we’ll still have [indiscernible] (34:02) other places, but try and centralize a little bit more. And as we downsize the facility we close, that’s happened over the last six to nine months, so that the savings on that have come through. The last step was the facility which we’re pleased to announce that we’ve got a contract on.

So, we’ll maintain all the presence that we’ve historically had there, we’ll just do it with a smaller office and a smaller dedicated fleet, if you will, and take advantage of sharing the equipment. So, we’re going to continue to try and the management team there is focused on continuing that process, and right-sizing and getting it into more of a hub-and-spoke kind of concept that many of our other business units have.

<Q – Sean Eastman – KeyBanc Capital Markets, Inc.>: Thanks a lot, gents. Appreciate your time.

Operator: Our next question is a follow-up question from Bill Newby with D. A. Davidson. Please proceed with your question.

<Q – Bill Newby – D. A. Davidson & Co.>: Hey guys. Just a quick housekeeping question for Ron. So, just on the non-controlling interest for the rest of the year, as you guys ramp up that Utah JV, that’s – is that – I think we had a – you had originally said that should be around $4.5 million on the full year, is that still in the right ballpark?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. It’s still pretty close. So, we hit 900 and some change in the second quarter, and it’s growing in the third.

<Q – Bill Newby – D. A. Davidson & Co.>: Yeah, yeah. Okay. Perfect. Thanks, guys.

Operator: Thanks. At this time, I would like to turn the call back over to Mr. Joe Cutillo for closing comments.

Sterling Construction Co., Inc.	STRL	Q2 2017 Earnings Call	Aug. 2, 2017
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Joseph A. Cutillo, President, Chief Executive Officer & Director, Sterling Construction Co., Inc.

Great. Thanks, again, everyone, for joining our call today. If you wish to schedule a call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell, or our partners at The Equity Group. Their contact information can be found at the bottom of our press release. Again, thanks and we’ll be talking to some of you soon.

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